UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

Zenosense, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54936	26-3257291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 34 960454202

                          N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  OTHER EVENTS

Zenosense, Inc. (“the Company”),  in relation to its Exclusive License Agreement dated November 26, 2013 and effective as of December 4, 2013, as amended (“Agreement”), with Sgenia Industrial, S.L., Sgenia Soluciones, S.L., and ZENON Biosystem, S.L. (“Zenon”),  reports that  on December 16, 2014, Zenon entered into a collaboration agreement for a lung cancer detection trial (“Trial”) to test two identical pre-commercial devices (“Devices”) that Zenon has developed under the Agreement.  The Devices, if successful, will be licensed to the Company under the license terms of the Agreement.

The Trial will be performed by Zenon in collaboration with a university and associated  hospitals located in the region of Madrid, Spain. The Trial will comprise clinical tests of breath samples from 400 people, in line with the previously announced Trial protocol design.  Zenon expects that the Trial will be completed in approximately 9 months.

The Trial aims to identify certain distinctive volatile organic compounds in exhaled breath by using standard laboratory instruments and techniques, and the detection capabilities of the Devices.  Standard techniques will be used to identify lung cancer biomarkers previously determined to be of interest, and the Devices will be tested as to their ability to detect those biomarkers and their relative efficacy in detecting lung cancer.

The Trial has been approved by the ethics committee of the university hospital, which permits participation by any public hospital in Spain without the need for further ethical approval.  On the basis of this approval and if the Trial provides positive initial results, Zenon expects to be able to increase the size of its testing in the future beyond the initial 400 person subject population investigation.

The cost to the Company of the 400 person subject Trial is expected to fall within the revised development budget under the Agreement, which was filed on the Current Report on Form 8K on July 24, 2014, with the Securities and Exchange Commission.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

99.1           Press release dated December 17, 2014, relating to Zenon 400 Person Subject Trial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENOSENSE, INC.
Date; December 17, 2014	By:	/s/ Carlos Jose Gil
Carlos Jose Gil, President and Chief Executive Officer